News Release

From:                          Badger Meter, Inc.
4545 W. Brown Deer Road, Milwaukee, WI  53223
        P.O. Box 245036, Milwaukee, WI  53224-9536

FOR IMMEDIATE RELEASE
For Additional Information Contact:
Karen Bauer at (414) 371-7276 kbauer@badgermeter.com

MEEUSEN TO RETIRE AS BADGER METER CEO; BOCKHORST NAMED AS SUCCESSOR

Milwaukee, WI, September 24, 2018 – Badger Meter, Inc. (NYSE:BMI) today announced that Richard A. Meeusen will retire as Chief Executive Officer (CEO) of the company, effective December 31, 2018.  He will remain Chairman of the Board through 2019.  Kenneth C. Bockhorst, currently President, was appointed to the Board effective immediately and will become CEO effective January 1, 2019.

"After nearly a year of working alongside Ken, I am confident this is an appropriate time to transition the chief executive responsibilities, said Meeusen.  “Ken has embraced the Badger Meter culture, advanced new growth paths and instituted a continuous improvement philosophy throughout the organization during his tenure as President and Chief Operating Officer.  He brings excellent strategic, operational and talent development skills to the role and is passionate about delivering outstanding returns to our stakeholders. Under his leadership, I am convinced Badger will continue to thrive.”  Meeusen continued, “It has been a privilege and a highlight of my professional career to work alongside the dedicated and talented team at Badger Meter.  I am grateful to have had the opportunity to serve as CEO for the last 16 years, and look forward to continuing to contribute to Badger’s success as a member of the Board.”

"Rich has made innumerable contributions to the success of Badger Meter during his 23-year tenure at the company, both as CEO and before that, as Chief Financial Officer.  He spearheaded the strategic direction of the company and successfully created its innovative and integrity-led culture.  His unyielding focus on delivering shareholder value is remarkable, with more than a 20% average annual shareholder return under his leadership," said Todd Teske, Lead Director of Badger Meter.

Bockhorst joined Badger Meter in October 2017 as COO and was named President in April 2018.  "The Board views this important leadership transition as thoughtful, well planned and soundly executed," Teske observed.  "Ken is a proven leader with broad industry experience, global perspective and demonstrated success in driving strategy and operational excellence,” added Teske.  “He has all the right attributes to succeed Rich as CEO and I am confident it will be a seamless transition"

“I am honored to be given the opportunity to lead the tremendous team at Badger Meter,” said Bockhorst.  “As only the sixth CEO in the company’s 113-year history, I recognize the awesome responsibility of preserving the legacy of trusted solutions, broad offerings and innovation earned since Badger Meter’s founding in 1905.  That solid foundation, coupled with prudent strategies and a strong financial position, provide us the opportunity to continue to grow both organically, and when strategically appropriate, through acquisition.  It has been a pleasure to work alongside Rich over the past year and I want to thank him for his exceptional leadership.”

Background Information

Meeusen joined Badger Meter in 1995 as vice president-finance and chief financial officer.  He was elected president and chief executive officer in 2002 and chairman in 2004.  Prior to joining Badger Meter, Meeusen served as vice president of finance and treasurer of Zenith Sintered Products, Inc., and in the audit division of the Milwaukee office of Arthur Andersen & Co.    He received a BBA degree in accounting from the University of Wisconsin-Whitewater and an MBA degree from the Kellogg Graduate School of Management at Northwestern University. He is a Certified Public Accountant (CPA).  In addition to his responsibilities at Badger Meter, Meeusen currently serves as a director of Menasha Corporation and Serigraph, Inc., a specialty printing company.  He participates in numerous not-for-profit activities including serving on the boards of Goodwill Industries of Southeastern Wisconsin, Inc., the Greater Milwaukee Committee, the Metropolitan Milwaukee Association of Commerce, the Wisconsin Policy Forum, Milwaukee Water Council (co-founder and co-chair), the Great Lakes Protection Fund and United Way of Greater Milwaukee & Waukesha County.

Bockhorst joined Badger Meter in October 2017.  He spent the previous six years at Actuant Corporation, most recently as executive vice president of the $330 million energy segment.  He also served as president of the Hydratight business unit and global vice president of operations for Enerpac. Prior to Actuant, he held product management and operational leadership roles at IDEX Corporation (from 2007-2011) and Eaton Corporation (from 1991-2007). Bockhorst earned a bachelor’s degree in operations management, marketing and human resources from Marian University and an Executive MBA from the University of Wisconsin-Madison.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com